UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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FVCBankcorp, Inc.

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    FVCBankcorp, Inc.
11325 Random Hills Road, Suite 240
Fairfax, Virginia 22030
_

Explanatory Note: Commencing on or about May 15, 2026, the following materials will be used by officers, directors and employees of FVCBankcorp, Inc. to communicate about Proposal 2 (Advisory Vote to Approve Executive Compensation) for the upcoming 2026 Annual Meeting of Shareholders to be held on May 20 2026, and may be sent to certain shareholders.
Supplemental Information Regarding Proposal 2 (Advisory Vote to Approve Executive Compensation)
On or about April 7, 2026, FVCBankcorp, Inc. (the “Company” or “FVCB”) provided shareholders with our Proxy Statement for the 2026 Annual Meeting of Shareholders, which will be held virtually on May 20, 2026. Our Board of Directors unanimously recommends that shareholders approve all proposals set forth in the Proxy Statement, including the key proposal to approve, in an advisory (non-binding) vote, the Company’s named executive officer compensation. We believe this proposal is important to our continuing efforts to build our business and deliver shareholder value.

For the reasons set forth in our Proxy Statement and below, we are requesting that you vote FOR the advisory vote to approve the executive compensation disclosed in the Proxy Statement (Proposal 2).

Advisory Vote on Named Executive Officer Compensation

FVCB’s compensation program for our named executive officers has closely aligned the compensation of the executive officers with the performance of the Company for both long- and short-term return to the shareholders. We have intentionally structured our incentive compensation program to reflect the unique aspects of our business strategy and leadership structure. As a result, our incentive compensation program may not be the same as other banks. We acknowledge that our incentive compensation program does not set forth a formulaic approach to incentive pay against the achievement of Company performance targets. However, we believe that our program more than achieves the goals of a traditional formulaic “pay for performance” program, balances Company performance targets against relative peer performance and places a significant amount of compensation at risk for all named executive officers.

Stock Performance – One-Year Total Shareholder Return (“TSR”) Increased by 12%. Beginning with the third quarter of 2022 and continuing into 2023, community banks were extremely challenged due to the rising interest rate environment, which put pressure on community banks to increase deposit rates commensurate with Federal Reserve interest rate decisions, compressing net interest margin to recent historical lows. During 2023, the Company recorded losses from the sales of its investment securities portfolio to reprice this fixed, low-interest rate investment to fund newly originated loans at then-current market prices, to halt net interest margin compression and ultimately improve it to the level we see our net interest margin today. Stock performance during 2023 was impacted by these external events and FVCB strategic initiatives, contributing to the under-performance of our three-year and five-year TSRs.

2023 was a tough year for earnings. The management team has navigated the ensuing period with discipline and as a result FVCB has emerged as a substantially stronger institution. The efforts taken to restructure the balance sheet during 2023 set the path to produce near-record earnings performance for the year ended December 31, 2025: FVCB reported net income of $22.1 million (which is just $3 million less than our record earnings recorded for the year-ended December 31, 2022), diluted earnings per share increased to $1.22 (approaching the $1.43 peak earned for the year ended December 31, 2022); net interest margin improved to 3.05% for the fourth quarter of 2025 (and continued to expand to 3.26% for the first quarter of 2026); and return on average assets increased to 0.99% for the year ended December 31, 2025 (reporting 1.00% for the fourth quarter of 2025 and 1.17% for the first quarter of 2026). Each of these metrics met or exceeded the goals in the Company’s 2025 budget. These results led to an increase in our one-year TSR of 11.7% and the Company outperformed the Global Industry Classification Standard (GICS) 4010 sector benchmark of 10.8%, which is a classification maintained by Morgan Stanley and Standard & Poor’s Dow Jones Indices, designed to reflect the current state of financial markets.

FVCB’s one-year TSR improvement reflects early evidence of our execution of strategic objectives, primarily net interest margin improvement to over 3.00%, return on average assets of over 1.00%, continued strong credit quality with limited net charge-offs, improvement in the efficiency ratio and moderate balance sheet growth. In making 2025 pay decisions, the Compensation Committee (the “Committee”) considered the progress on these near-term strategic objectives along with the long-term shareholder experience, and the performance environment faced by the Company.

Lastly, the Company maintains regulatory capital components and ratios that are in excess of thresholds required to be considered “well-capitalized”. Considering this strong capital position, the Board of Directors initiated a quarterly cash dividend in July 2025, demonstrating the Company’s commitment to enhance shareholder value.

Our Compensation Tracks Performance. We believe our executive compensation has moved in line with performance. For the year ended December 31, 2023, the Company reported net income of $3.8 million. During 2023, net income included after-tax losses totaling $12.2 million related to the sale of $102.5 million in book value available-for-sale investment securities, the proceeds of which were used to paydown high-cost, short-term borrowed funds and fund loan growth at market interest rates. Bank operating earnings (non-GAAP), which exclude these securities losses and other nonrecurring expense items that were recorded during 2023, totaled $16.3 million at December 31, 2023 (see Note 1 below for a reconciliation of non-GAAP financial information). Due to the reduction in our net income for 2023, the total compensation paid to our Chief Executive Officer, David W. Pijor, for 2023 performance fell to $889 thousand, a decrease of $749 thousand or 45%, from 2022. In addition, the total compensation paid to our President, Patricia A. Ferrick, for 2023 performance fell to $548 thousand, a decrease of $361 thousand, or 40%. No annual bonus was paid and no stock awards were granted to Mr. Pijor and Mrs. Ferrick. As performance recovered, both Mr. Pijor’s and Mrs. Ferrick’s compensation recovered proportionally. For the year ended December 31, 2025, the Company reported net income of $22.1 million, which is near-peak levels and indicative of our strategic focus, discipline, and execution to enhance earnings while we continue to grow our core loan and deposit base.

CEO Base Salary Represents Role Complexity Due to Regulatory Environment and Market Competition. In establishing the CEO’s base salary, the Compensation Committee considered Mr. Pijor’s tenure, banking experience, leadership continuity, and his role in navigating the organization through challenging and highly competitive operating environments. FVCB operates in a relationship-driven banking environment, where leadership continuity and prudent risk management are critically important.

Mr. Pijor’s compensation trajectory reflects institutional maturation. From FVCB’s founding in 2007 through approximately the mid 2010s, Mr. Pijor’s compensation was materially below that of CEOs at similarly sized, established community banks. The Committee determines salary levels by utilizing a peer group of similar sized publicly traded banks in our region. These salary levels are targeted to be within a +/- 15% range of the market median of our established peer group. Additionally, the Committee’s considerations include named executive officer experience and the tenure of the executive.

The increases over the past several years represent a rational adjustment as the Company transitioned from a startup to a fully scaled regional bank, with approximately $2.3 billion in assets, approximately $122 million in annual revenue, and 19 years of continuous operation, bringing pay more in line with peer benchmarks.

Our Annual Incentive Compensation is Performance-Conditioned; Not Purely Discretionary. Our Proxy Statement describes annual cash bonuses as subject to the “discretion of the Board of Directors”. We want to address that characterization directly, because “discretionary” understates the discipline with which our cash bonuses are determined.

Annual cash bonus potential payout levels are set utilizing our defined peer group. The cash incentive payouts are based on the achievement of performance goals relative to the target goals set by the Committee and Board of Directors. The performance metrics used in determining cash bonuses are those that are most important to the strategic direction the Board and the Company is focused on, specifically, net income, asset growth and credit quality. These target levels are set based on the annual budget, and actual cash bonus is determined based on performance compared to these targets.

The performance based annual bonus is a pooled approach based on a minimal acceptable return to shareholders (“MAR”) and an incremental shared incentive of the amount earned above the MAR. A percentage of every dollar above the MAR builds the available bonus pool. The amount of each executive’s bonus earned is based on three bank performance metrics (net income, asset growth and credit quality) and a discretionary metric of personal performance determined by the Board of Directors. Each executive has a target payout as a percentage of salary and each metric has its own weighting. Final payout for each executive officer is based on the size of the pool created by the MAR, the actual performance metric achieved, and a weighted average based on the percentage of the pool that each executive is eligible to receive. The maximum annual bonus available for Mr. Pijor is 100% of his base salary and for Mrs. Ferrick, the maximum annual bonus available is 70% of her base salary. Based on the above criteria, the Board of Directors determined that, (i) for Mr. Pijor, his annual bonus for 2025 performance was to be $500 thousand, or 56% of his base salary for 2025, and (ii) for Mrs. Ferrick, her annual bonus for 2025 performance was to be $225 thousand, or 46% of her base salary for 2025.

Below these targets, no bonus is paid to any named executive officer, regardless of other considerations. For 2023, when the Company's earnings fell sharply, Mr. Pijor and Mrs. Ferrick received no annual cash bonus or equity awards. This shows that the Committee’s determinations on cash bonuses are rigorous and aligned with performance. A formulaic approach to bonus payments for obtaining a certain level of performance against Company targets would have likely provided some level of cash bonus even though the Company’s relative performance to peers was not satisfactory.

Above those thresholds, the Committee exercises informed judgment, weighing financial results, credit discipline, strategic progress, and individual leadership contributions. This is appropriate and common for community banks of our size, where no single formula adequately captures performance across loan growth, deposit quality, credit discipline, and client retention simultaneously. We believe that our strong 2025 financial performance in a challenging interest rate and credit environment, which resulted in net income of $22.1 million, or a 46% increase over year-ended December 31, 2024, less than 0.05% net charge-offs for the 2025 year, and asset growth of 4% (which was enhanced by core deposit growth of over 7% for 2025), supports the level of compensation approved by the Committee and full Board of Directors.

Additionally, the Committee makes a discretionary assessment of non-financial performance metrics relative to strategic objectives, safety and soundness, and effectiveness in managing risk. The Committee believes that total direct compensation for executive officers (base salary, short-term and long-term compensation) should vary based on the Company's performance and return to shareholders, and should be generally consistent relative to performance against the Company's peer group. All these considerations are taken into account in determining cash bonus compensation for each executive officer.
Time-Based Equity Award Vesting Provides Stock-Performance Linkage. Our long-term incentive program uses time-based vesting restricted stock units that vest ratably over four years, which is a longer vesting period than that of many of our peers. Equity awards to executives are granted to enhance retention and tie a portion of each executive’s compensation to long-term bank performance. The economic value an executive realizes over the four-year vesting period is determined entirely by how our stock performs — if the market value decreases, realized compensation decreases with it. That is a meaningful performance linkage, even without a formal performance condition attached to each equity grant.

Mr. Pijor directly holds approximately 609,000 shares and Mrs. Ferrick directly holds approximately 209,000 shares. These shares rise and fall in lockstep with every other shareholder's experience.

Commitment to Shareholders
FVCB is committed to delivering value for our shareholders. We believe our incentive program is consistent with attracting, retaining and motivating the best executive team to deliver strong value to our shareholders. As such, we continue to recommend that shareholders vote FOR all the proposals set forth in the Proxy Statement, including the advisory vote to approve executive compensation disclosed in the Proxy Statement (Proposal 2).

(1) Reconciliation of 2023 Net Income (GAAP) to Bank Operating Earnings (Non-GAAP):

GAAP net income reported above	$3,822
Add: Loss on sale of available-for-sale investment securities	15,577
Add: Office space reduction and severance costs	457
Less: provision for income taxes associated with non-GAAP adjustments	(3,527)
Net Income, Operating earnings (non-GAAP)	$16,329